Super Luck, Inc.

Pro Forma Condensed

Combined Financial Statements

August 31, 2008 (unaudited)

Super Luck, Inc.

Index to Pro Forma Condensed Combined Financial Statements

Page

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

1

Unaudited Pro Forma Condensed Combined Balance Sheet

2

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

3

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of our acquisition of Galaxies River Limited (“Galaxies”) (the “Exchange Transaction”) on our historical financial position and our results of operations. We have derived our historical financial data for the nine months ended August 31, 2008 from our unaudited condensed interim financial statements for the nine months ended August 31, 2008 previously filed in our report with the Securities and Exchange Commission.  We have derived the historical financial position of Galaxies for the period from April 23, 2008 (date of inception) to August 31, 2008 from Galaxies’s audited financial statements for the period from April 23, 2008 (date of inception) to August 31, 2008.  Galaxies’s audited financial statements for the period from April 23, 2008 (date of inception) to August 31, 2008 are included elsewhere in this Form 8K.

The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2008 assumes that the Exchange Transaction and Financing were consummated on November 1, 2007.  The unaudited pro forma condensed combined balance sheet as of August 31, 2008 assumes the Exchange Transaction was consummated on that date.  The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange Transaction occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Exchange Transaction.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of us and Galaxies.

Super Luck, Inc.

Pro forma condensed combined balance sheet

As of August 31, 2008 (Unaudited)

(Stated in US Dollars)

	Super Luck	Galaxies
	As of	As of			Pro Forma
	August	August	Pro Forma		Combined
	31, 2008	31, 2008	Adjustments	[1]	Total
ASSETS

Current assets
Cash and cash equivalents	$144	$50,543	$-		$50,687

TOTAL ASSETS	$144	$50,543	$-		$50,687

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES

Current liabilities
Accrued audit fee	$3,259	$16,651	$-		$19,910
Amount due to the stockholder	10,262	53,664	-		63,926

TOTAL LIABILITIES			-

COMMITMENTS AND CONTINGENCIES	-	-	-		-

STOCKHOLDERS’ DEFICIT

Common stock	9,273	-	21,636	[2]	30,909
Additional paid-in capital	99,800	-	(130,709)	[2]	(30,909)
Accumulated deficit	(122,177)	(19,776)	108,800	[2]	(33,153)
Accumulated other comprehensive (loss) income	(273)	4	273	[2]	4

TOTAL STOCKHOLDERS’ DEFICIT	(13,377)	(19,772)	-		(33,149)

TOTAL LIABILITIES AND
STOCKHOLDERS’ DEFICIT	$144	$50,543	$-		$50,687

See accompanying notes to these financial statements

Super Luck, Inc.

Pro forma condensed combined statement of operations and comprehensive loss

For the nine months ended August 31, 2008 (Unaudited)

(Stated in US Dollars)

		Galaxies
	Super Luck	Period from
	Nine months	April 23,
	ended	2008 to				Pro Forma
	August 31,	August 31,		Pro Forma		Combined
	2008	2008		Adjustments	[1]	Total

Revenues	$-	$-		$-		$-

Expenses
Formation expenses	-	46		-		46
General and administrative expenses	47,188	19,730		-		66,918

Loss before income taxes	( )	(	)	-		( )

Income taxes	-	-		-		-

Net loss	$(47,188)	$(	)	$-		$( )

Other comprehensive loss
Foreign currency translation adjustments	(37)	4		-*		(33)

Total comprehensive loss	$(47,225)	$(19,772)		$-		$(66,997)

Net loss per share
Basic and diluted	$(0.01)	$(19,776)				$(0.00)

Weighted average shares outstanding
Basic and dilutive	9,272,688	1			[3]	30,908,960

See accompanying notes to these financial statements

Super Luck, Inc.

Notes to pro forma condensed combined financial statements

August 31, 2008 (Unaudited)

(Stated in US Dollars)

[1]

The Exchange Transaction is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Super Luck (the legal acquirer) is considered the accounting acquiree and Galaxies (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Galaxies, with the assets and liabilities, and revenues and expenses of Super Luck being included effective from the date of consummation of the Exchange Transaction.  Super Luck is deemed to be a continuation of the business of Galaxies. The outstanding stock of Super Luck prior to the Exchange Transaction will be accounted for at their net book value and no goodwill will be recognized.

[2]

To recapitalize for the Exchange Transaction.

[3]

The pro forma statements assume the Exchange Transaction occurred at the beginning of the period presented; weighted average number of shares therefore equals number of shares outstanding at the end of the completion of the transaction.

Previously existing number of shares of Super Luck	9,272,688
Exchange Transaction	21,636,272

Weighted average number of shares

Super Luck did not have any dilutive instrument during the nine months ended August 31, 2008 nor any dilutive instrument will be issued in connection with the Exchange Transaction.  Accordingly, the reported basic and diluted loss per share is the same.